Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block, Christine Ieuter
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Reports Operating Results Within Outlook

and Improved Book Value per Share for 2010

NORTHBROOK, Ill., February 9, 2011 – The Allstate Corporation (NYSE: ALL) today reported financial results for the fourth quarter and full year 2010:

The Allstate Corporation Consolidated Highlights
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except per share amounts and ratios)	2010	2009	% Change	2010	2009	% Change
Consolidated revenues	$8,087	$ 8,058	0.4	$31,400	$ 32,013	(1.9)
Net income	296	518	(42.9)	928	854	8.7
Net income per diluted share	0.55	0.96	(42.7)	1.71	1.58	8.2
Operating income*	271	592	(54.2)	1,539	1,881	(18.2)
Operating income per diluted share*	0.50	1.09	(54.1)	2.84	3.48	(18.4)
Book value per share				35.32	30.84	14.5
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*				34.26	32.62	5.0
Catastrophe losses	537	328	63.7	2,207	2,069	6.7
Property-Liability combined ratio	100.8	93.2	7.6 pts	98.1	96.2	1.9 pts
Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)*	92.0	88.1	3.9 pts	89.6	88.1	1.5 pts

* Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

“Allstate made continued progress on our business strategies in 2010 to position the company for long-term growth,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation.  “Allstate Protection’s profitability was within our annual outlook for the year but continued to be negatively impacted by high catastrophe losses and increased frequency of auto insurance claims.  While we were able to increase auto insurance new business levels at the end of the year, this was not enough to offset lower customer renewals reflecting actions to maintain auto profitability in several large states.  Allstate Financial successfully completed the ‘Focus to Win’ restructuring and is shifting its focus to underwritten products sold through Allstate agencies and the workplace.  We also recently announced our intentions to wind down Allstate Bank.  Our investment strategies were well timed and executed as we continued to stay long corporate credit while reducing our municipal bond and real estate portfolios.  As a result, total investment returns were good although investment income was down for the year reflecting lower interest rates.

“Net income was $928 million for the year and book value per share at December 31, 2010 was 14.5% higher than prior year end,” continued Wilson.  “In November we commenced a $1 billion share repurchase program and acquired 5.2 million of our outstanding shares for $160 million by the end of the year.  Total shareholder return for 2010 was 8.8%.  We have the operating expertise, business platform and financial strength to continue to improve shareholder value in 2011.”

Consolidated Financial Results

Net income for the 2010 year was $928 million, or $1.71 per diluted share, compared to $854 million in 2009.  The increase was due to improved investment results and higher operating income from Allstate Financial, partially offset by lower Property-Liability operating income.  Total operating income was $1.5 billion, or $2.84 per diluted share, in 2010 compared to $1.9 billion, or $3.48 per diluted share, in 2009.

Allstate’s fourth quarter 2010 net income was $296 million, or $0.55 per diluted share, compared to $518 million, or $0.96 per diluted share, in the fourth quarter of 2009.  Total operating income was $271 million, or $0.50 per diluted share, in the fourth quarter of 2010 compared to $592 million, or $1.09 per diluted share, in the same period of 2009.

Property-Liability 2010 Underlying Combined Ratio Within Full Year Outlook

Allstate’s Property-Liability business produced an underlying combined ratio of 89.6 for 2010, within the company’s full-year outlook range of 88 to 90 announced at the beginning of 2010.  The recorded combined ratio for the year was 98.1, 1.9 points higher than 2009.  Management’s priority is to maintain the profitability of the auto business and improve homeowners profitability, which results in an outlook for the 2011 underlying combined ratio of 88 to 91.

The Property-Liability underlying combined ratio was 92.0 in the fourth quarter of 2010 compared to 88.1 in the same period of 2009, primarily due to increased claim frequencies and a higher expense ratio.  The recorded combined ratio was 100.8 for the fourth quarter of 2010, compared to 93.2 for the fourth quarter of 2009.

Catastrophe losses remained high, reinforcing the importance of Allstate’s strategy to improve the profitability of the homeowners business.  Catastrophe losses were $537 million during the fourth quarter of 2010, reflecting 20 events, including an Arizona hailstorm with estimated losses of $355 million.  This compares to catastrophe losses of $328 million for the fourth quarter of 2009.  Catastrophe losses added 8.3 points to the combined ratio during the fourth quarter of 2010.

Allstate brand standard auto premiums written declined 0.4% for the fourth quarter of 2010 compared to the prior year fourth quarter.  This decline was driven by a 1.5% decline in policies in force, reflecting a 0.4 point decline in retention to 88.4%, partly offset by a 7.8% increase in new issued applications.  Profitability actions in several large states were the primary cause of the decline in retention.  Average premium was consistent with the fourth quarter of 2009.  The Allstate brand standard auto combined ratio was 99.7, an increase of 6.0 points from the fourth quarter of 2009, due to increasing claim frequencies and, to a lesser extent, higher expenses which were primarily related to the successful Mayhem advertising campaign.

Allstate brand homeowners premiums written for the fourth quarter of 2010 increased 2.2% compared to the same period a year ago, as a 7.1% increase in average premium was partly offset by a 4.1% decline in policies in force.  Rate increases averaging 7.4% in 10 states were approved during the fourth quarter, as Allstate took actions to improve homeowners returns.  The Allstate brand homeowners combined ratio was 102.0 in the fourth quarter of 2010 compared to 89.0 in the fourth quarter a year ago, primarily due to higher catastrophe losses and lower favorable prior year reserve reestimates.  Favorable prior year reserve reestimates not related to catastrophe losses were $7 million in the fourth quarter of 2010 compared to $37 million in the prior year quarter.

Allstate Financial Makes Progress on Strategy, Improves Results in 2010

Allstate Financial made significant progress during 2010 on its goals to produce higher returns, reduce concentrations in products with returns dependent on investment spread and serve its customers by focusing on Allstate agencies and Allstate Benefits (formerly, the Allstate Workplace Division).  In keeping with these goals, this week Allstate announced its intention to wind down the Allstate Bank.

Consistent with this strategy, premiums and contract charges on mortality and morbidity (underwritten) products increased 9.0% when compared to the fourth quarter of 2009, while premiums and deposits* on annuities declined by 47.7% compared to the prior year quarter.

Allstate Financial operating income was $104 million in the fourth quarter of 2010 compared to $95 million in the prior year fourth quarter.  The increase was due to a higher benefit spread and lower amortization of deferred acquisition costs (DAC), partly offset by higher operating costs and expenses.  The benefit spread increased 27.0% from the 2009 fourth quarter due to growth in Allstate Benefits and non-recurring benefit costs recorded in the 2009 quarter.  DAC amortization declined primarily due to lower gross profits on fixed annuities.  Operating costs and expenses rose due primarily to litigation costs in 2010 and an increase in certain acquisition-related expenses related to growth at Allstate Benefits.  For the year, Allstate Financial generated operating income of $476 million, an increase of $136 million from 2009.

Net income of $76 million in the fourth quarter of 2010, versus a net loss of $137 million in the 2009 quarter, reflected lower after-tax net realized capital losses.

Allstate’s Investment Portfolio Ends 2010 in a Strong Position

Allstate continues to proactively manage its investment portfolio with the goal of reducing risk and optimizing returns.  During 2010, the declining yield environment contributed to strong investment returns, but also decreased net investment income.  Net investment income of $4.1 billion for 2010 was a decrease from 2009 of 7.7%.

As part of the risk reduction strategy, Allstate reduced its municipal fixed income securities and commercial real estate by $5.5 billion and $2.3 billion of amortized cost, respectively, during 2010.  During the fourth quarter, municipal fixed income securities declined by $165 million and commercial real estate declined by $248 million as a result of sales, collections and purchases of new positions.

Allstate’s consolidated investment portfolio was $100.5 billion at December 31, 2010, $650 million higher than the end of 2009, as strong investment returns more than offset impacts from risk reduction actions and reductions in Allstate Financial’s contractholder funds.  The portfolio declined $1.7 billion during the fourth quarter of 2010, as rising interest rates lowered the fixed income portfolio valuations, yet were partly offset by increased equity valuations.  The net unrealized capital gain totaled $1.4 billion, pre-tax, at December 31, 2010 compared to a $2.7 billion pre-tax gain at September 30, 2010.  For the year, this was an improvement of $3.7 billion from a net unrealized capital loss of $2.3 billion, pre-tax, at the end of 2009.

Net investment income was $998 million for the fourth quarter of 2010.  This was a 0.7% decline from the third quarter of 2010 and a 7.2% decline from the fourth quarter of 2009, due to reinvestment at lower interest rates, risk reduction actions and lower contractholder funds.

Net realized capital gains for the fourth quarter of 2010 were $116 million, pre-tax, a reversal from the net realized capital loss of $33 million, pre-tax, in the prior year fourth quarter.  The improvement was the result of lower other-than-temporary impairment losses and higher derivative gains, partly offset by lower gains on sales.  Other-than-temporary impairment losses of $273 million for the fourth quarter of 2010 were comprised of impairment write-downs of $198 million and write-downs related to the company’s intent to sell certain securities in future periods of $75 million, both primarily related to real estate and municipal bond exposures.

Derivative net gains of $179 million in the fourth quarter of 2010 were primarily driven by Allstate’s risk management actions and exposures embedded in fixed income securities.  Rising interest rates and equity markets during the quarter resulted in derivative gains of $129 million from the interest rate hedging programs and $55 million from equity exposures embedded in fixed income securities.

Book Value per Share Increased 14.5% During 2010

“The combination of an improved net unrealized position and net income increased book value per share by 14.5% during 2010,” said Don Civgin, senior vice president and chief financial officer.  “During the fourth quarter, we repurchased $160 million of our stock as part of the $1 billion share repurchase program.”

Book value per share totaled $35.32 at December 31, 2010 compared to $35.48 at September 30, 2010 and $30.84 at December 31, 2009.  Fourth quarter 2010 book value per share declined from the third quarter of 2010, as lower shareholders’ equity was partly offset by the impact of the share repurchase program.

Statutory surplus at December 31, 2010 was an estimated $15.3 billion for Allstate Insurance Company, including $3.3 billion at Allstate Life Insurance Company.  This compares to Allstate Insurance Company statutory surplus of $15.2 billion at September 30, 2010 and $15.0 billion at December 31, 2009.  Deployable assets at the holding company level increased to $3.8 billion at December 31, 2010, and reflected $700 million of dividends from Allstate Insurance Company during the fourth quarter and $1.3 billion during 2010.

*     *     *     *     *

Visit www.allstateinvestors.com to view additional information about Allstate’s fourth quarter results, including a webcast of its quarterly conference call and the presentation discussed on the call.  The conference call will be held at 9 a.m. ET on Thursday, February 10, 2011.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer.  Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help nearly 16 million households insure what they have today and better prepare for tomorrow.  Consumers access Allstate insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$6,442	$6,517	$25,957	$26,194
Life and annuity premiums and contract charges	531	498	2,168	1,958
Net investment income	998	1,076	4,102	4,444
Realized capital gains and losses:
Total other-than-temporary impairment losses	(300)	(641)	(937)	(2,376)
Portion of loss recognized in other comprehensive income	27	156	(64)	457
Net other-than-temporary impairment losses recognized in earnings	(273)	(485)	(1,001)	(1,919)
Sales and other realized capital gains and losses	389	452	174	1,336
Total realized capital gains and losses	116	(33)	(827)	(583)

	8,087	8,058	31,400	32,013

Costs and expenses
Property-liability insurance claims and claims expense	4,842	4,451	18,951	18,746
Life and annuity contract benefits	443	441	1,815	1,617
Interest credited to contractholder funds	449	490	1,807	2,126
Amortization of deferred policy acquisition costs	1,065	1,105	4,034	4,754
Operating costs and expenses	835	760	3,281	3,007
Restructuring and related charges	(3)	18	30	130
Interest expense	92	101	367	392
	7,723	7,366	30,285	30,772
(Loss) gain on disposition of operations	(1)	1	11	7

Income from operations before income tax expense	363	693	1,126	1,248

Income tax expense	67	175	198	394

Net income	$296	$518	$928	$854

Earnings per share:

Net income per share - Basic	$0.55	$0.96	$1.72	$1.58

Weighted average shares - Basic	539.5	539.9	540.3	539.6

Net income per share - Diluted	$0.55	$0.96	$1.71	$1.58

Weighted average shares - Diluted	542.0	542.1	542.5	540.9

Cash dividends declared per share	$0.20	$0.20	$0.80	$0.80

THE ALLSTATE CORPORATION

SEGMENT RESULTS

($ in millions, except ratios)	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
Property-Liability

Premiums written	$6,242	$6,277	$25,907	$25,971

Premiums earned	$6,442	$6,517	$25,957	$26,194
Claims and claims expense	(4,842)	(4,451)	(18,951)	(18,746)
Amortization of deferred policy acquisition costs	(924)	(957)	(3,678)	(3,789)
Operating costs and expenses	(726)	(648)	(2,800)	(2,559)
Restructuring and related charges	1	(17)	(33)	(105)
Underwriting (loss) income	(49)	444	495	995

Net investment income	291	324	1,189	1,328
Periodic settlements and accruals on non-hedge derivative instruments	(3)	(2)	(7)	(10)
Income tax expense on operations	(33)	(212)	(423)	(555)

Operating income	206	554	1,254	1,758

Realized capital gains and losses, after-tax	54	151	(207)	(222)
(Loss) gain on disposition of operations, after-tax	(1)	--	3	--
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	2	4	7

Net income	$260	$707	$1,054	$1,543
Catastrophe losses	$537	$328	$2,207	$2,069

Operating ratios:
Claims and claims expense ratio	75.2	68.3	73.0	71.6
Expense ratio	25.6	24.9	25.1	24.6
Combined ratio	100.8	93.2	98.1	96.2
Effect of catastrophe losses on combined ratio	8.3	5.0	8.5	7.9
Effect of prior year reserve reestimates on combined ratio	0.1	(0.4)	(0.6)	(0.4)
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(0.4)	(0.5)	(0.6)	(0.6)
Effect of Discontinued Lines and Coverages on combined ratio	0.1	0.1	0.1	0.1

Allstate Financial
Investments	$61,582	$62,216	$61,582	$62,216

Premiums and deposits	$962	$1,156	$4,096	$5,121

Premiums and contract charges	$531	$498	$2,168	$1,958
Net investment income	692	737	2,853	3,064
Periodic settlements and accruals on non-hedge derivative instruments	13	14	51	14
Contract benefits	(443)	(441)	(1,815)	(1,617)
Interest credited to contractholder funds	(439)	(479)	(1,798)	(2,038)
Amortization of deferred policy acquisition costs	(86)	(90)	(286)	(437)
Operating costs and expenses	(115)	(105)	(469)	(430)
Restructuring and related charges	2	(1)	3	(25)
Income tax expense on operations	(51)	(38)	(231)	(149)

Operating income	104	95	476	340

Realized capital gains and losses, after-tax	23	(178)	(337)	(417)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(43)	(45)	(34)	(177)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	(18)	(224)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(8)	(9)	(33)	(9)
Gain on disposition of operations, after-tax	--	--	4	4

Net income (loss)	$76	$(137)	$58	$(483)

Corporate and Other
Net investment income	$15	$15	$60	$52
Operating costs and expenses	(86)	(108)	(379)	(410)
Income tax benefit on operations	32	36	128	141

Operating loss	(39)	(57)	(191)	(217)

Realized capital gains and losses, after-tax	(1)	5	7	11

Net loss	$(40)	$(52)	$(184)	$(206)

Consolidated net income	$296	$518	$928	$854

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	December 31,	December 31,
	2010	2009
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $78,786 and $81,243)	$79,612	$78,766
Equity securities, at fair value (cost $4,228 and $4,845)	4,811	5,024
Mortgage loans	6,679	7,935
Limited partnership interests	3,816	2,744
Short-term, at fair value (amortized cost $3,279 and $3,056)	3,279	3,056
Other	2,286	2,308
Total investments	100,483	99,833
Cash	562	612
Premium installment receivables, net	4,839	4,839
Deferred policy acquisition costs	4,769	5,470
Reinsurance recoverables, net	6,552	6,355
Accrued investment income	809	864
Deferred income taxes	784	1,870
Property and equipment, net	921	990
Goodwill	874	875
Other assets	1,605	1,872
Separate Accounts	8,676	9,072
Total assets	$130,874	$132,652
Liabilities
Reserve for property-liability insurance claims and claims expense	$19,468	$19,167
Reserve for life-contingent contract benefits	13,482	12,910
Contractholder funds	48,195	52,582
Unearned premiums	9,800	9,822
Claim payments outstanding	737	742
Other liabilities and accrued expenses	5,564	5,726
Long-term debt	5,908	5,910
Separate Accounts	8,676	9,072
Total liabilities	111,830	115,931

Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	--	--
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 533 million and 537 million shares outstanding	9	9
Additional capital paid-in	3,176	3,172
Retained income	31,969	31,492
Deferred ESOP expense	(44)	(47)
Treasury stock, at cost (367 million and 363 million shares)	(15,910)	(15,828)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital losses on fixed income securities with OTTI	(190)	(441)
Other unrealized net capital gains and losses	1,089	(1,072)
Unrealized adjustment to DAC, DSI and insurance reserves	36	643
Total unrealized net capital gains and losses	935	(870)
Unrealized foreign currency translation adjustments	69	46
Unrecognized pension and other postretirement benefit cost	(1,188)	(1,282)
Total accumulated other comprehensive loss	(184)	(2,106)
Total shareholders’ equity	19,016	16,692
Noncontrolling interest	28	29
Total equity	19,044	16,721
Total liabilities and equity	$130,874	$132,652

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Twelve months ended December 31,
	2010	2009
Cash flows from operating activities	(unaudited)
Net income	$928	$854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	94	(91)
Realized capital gains and losses	827	583
Gain on disposition of operations	(11)	(7)
Interest credited to contractholder funds	1,807	2,126
Changes in:
Policy benefits and other insurance reserves	238	(577)
Unearned premiums	(40)	(247)
Deferred policy acquisition costs	(94)	514
Premium installment receivables, net	10	26
Reinsurance recoverables, net	(265)	(85)
Income taxes	200	1,660
Other operating assets and liabilities	(5)	(455)
Net cash provided by operating activities	3,689	4,301
Cash flows from investing activities
Proceeds from sales
Fixed income securities	22,881	21,359
Equity securities	4,349	6,894
Limited partnership interests	505	369
Mortgage loans	124	340
Other investments	121	520
Investment collections
Fixed income securities	5,147	5,556
Mortgage loans	1,076	1,764
Other investments	137	117
Investment purchases
Fixed income securities	(25,745)	(29,573)
Equity securities	(3,564)	(8,496)
Limited partnership interests	(1,342)	(784)
Mortgage loans	(120)	(26)
Other investments	(181)	(64)
Change in short-term investments, net	(382)	5,981
Change in other investments, net	(519)	(340)
Disposition of operations	7	12
Purchases of property and equipment, net	(162)	(189)
Net cash provided by investing activities	2,332	3,440
Cash flows from financing activities
Proceeds from issuance of long-term debt	--	1,003
Repayment of long-term debt	(2)	(752)
Contractholder fund deposits	2,980	4,150
Contractholder fund withdrawals	(8,470)	(11,406)
Dividends paid	(430)	(542)
Treasury stock purchases	(152)	(4)
Shares reissued under equity incentive plans, net	28	3
Excess tax benefits on share-based payment arrangements	(7)	(5)
Other	(18)	9
Net cash used in financing activities	(6,071)	(7,544)
Net (decrease) increase in cash	(50)	197
Cash at beginning of period	612	415
Cash at end of period	$562	$612

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP and operating financial measures.  Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income (loss) is net income (loss), excluding:

•       realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income (loss),

•       amortization of DAC and DSI, to the extent they resulted from the recognition of certain realized capital gains and losses,

•       gain (loss) on disposition of operations, after-tax, and

•       adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income (loss) is the GAAP measure that is most directly comparable to operating income (loss).

We use operating income (loss) as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income (loss) includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income (loss), we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g., net investment income and interest credited to contractholder funds) or replicated investments.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income (loss) excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income (loss) is used by management along with the other components of net income (loss) to assess our performance.  We use adjusted measures of operating income (loss) and operating income (loss) per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income (loss), operating income (loss) and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income (loss) as the denominator.  Operating income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income (loss) for the three months and twelve months ended December 31, 2010 and 2009.

For the three months ended December 31,	Property-Liability		Allstate Financial		Consolidated		Per diluted share

($ in millions, except per share data)	2010	2009	2010	2009	2010	2009	2010	2009
Operating income	$206	$554	$104	$95	$271	$592	$0.50	$1.09

Realized capital gains and losses	82	235	36	(275)	116	(33)

Income tax (expense) benefit	(28)	(84)	(13)	97	(40)	11
Realized capital gains and losses, after-tax	54	151	23	(178)	76	(22)	0.14	(0.04)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	--	--	(43)	(45)	(43)	(45)	(0.08)	(0.08)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	2	(8)	(9)	(7)	(7)	(0.01)	(0.01)
Loss on disposition of operations, after-tax	(1)	--	--	--	(1)	--	--	--

Net income (loss)	$260	$707	$76	$(137)	$296	$518	$0.55	$0.96

For the twelve months ended December 31,	Property-Liability		Allstate Financial		Consolidated		Per diluted share

($ in millions, except per share data)	2010	2009	2010	2009	2010	2009	2010	2009
Operating income	$1,254	$1,758	$476	$340	$1,539	$1,881	$2.84	$3.48

Realized capital gains and losses	(321)	(168)	(517)	(431)	(827)	(583)
Income tax benefit (expense)	114	(54)	180	14	290	(45)
Realized capital gains and losses, after-tax	(207)	(222)	(337)	(417)	(537)	(628)	(0.99)	(1.16)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	--	--	(34)	(177)	(34)	(177)	(0.06)	(0.33)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	--	--	(18)	(224)	(18)	(224)	(0.03)	(0.42)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	4	7	(33)	(9)	(29)	(2)	(0.06)	--
Gain on disposition of operations, after-tax	3	--	4	4	7	4	0.01	0.01

Net income (loss)	$1,054	$1,543	$58	$(483)	$928	$854	$1.71	$1.58

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance.   Net income (loss) is the most directly comparable GAAP measure.  Underwriting income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income (loss) is provided in the “Segment Results” page.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses and prior year reserve reestimates.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of the combined ratio excluding the effect of catastrophes and prior year reserve reestimates to the combined ratio is provided in the following table.

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	92.0	88.1	89.6	88.1
Effect of catastrophe losses	8.3	5.0	8.5	7.9
Effect of prior year non-catastrophe reserve reestimates	0.5	0.1	--	0.2
Combined ratio	100.8	93.2	98.1	96.2

Effect of prior year catastrophe reserve reestimates	(0.4)	(0.5)	(0.6)	(0.6)

In this news release, we provide our outlook range on the 2011 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

($ in millions, except per share data)	As of December 31,
	2010	2009
Book value per share
Numerator:
Shareholders’ equity	$19,016	$16,692
Denominator:
Shares outstanding and dilutive potential shares outstanding	538.4	541.3
Book value per share	$35.32	$30.84

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$19,016	$16,692
Unrealized net capital gains and losses on fixed income securities	573	(967)
Adjusted shareholders’ equity	$18,443	$17,659
Denominator:
Shares outstanding and dilutive potential shares outstanding	538.4	541.3
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$34.26	$32.62

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

($ in millions)	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Premiums written	$6,242	$6,277	$25,907	$25,971
Decrease in Property-Liability unearned premiums	203	248	19	200
Other	(3)	(8)	31	23
Premiums earned	$6,442	$6,517	$25,957	$26,194

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.  The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

($ in millions)	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
Total premiums and deposits	$962	$1,156	$4,096	$5,121
Deposits to contractholder funds	(683)	(898)	(2,980)	(4,150)
Deposits to separate accounts	(25)	(27)	(101)	(110)
Change in unearned premiums and other adjustments	19	12	123	108
Life and annuity premiums (1)	$273	$243	$1,138	$969

________________________________________________________________

(1) Life and annuity contract charges in the amount of $258 million and $255 million for the three months ended December 31, 2010 and 2009, respectively, and $1.03 billion and $989 million for the twelve months ended December 31, 2010 and 2009, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item life and annuity premiums and contract charges.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2011.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                   Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                   Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

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